The SmallCap Fund 10f3 Transactions Q1 2001                  	Security Purchased	Comparison Security	Comparison Security
Issuer	Oil States International Inc.    	OSCA, Inc.    	Hydril Company
Underwriters

Merrill Lynch, CS First Boston,

Simmons & Co., Dain Rauscher, DB Alex.

Brown, First Union, Howard Weil, ING

Barings, Lazard Freres, Prudential, Raymond

James, Solomon Smith Barney, Robert W Baird,

Johnson Rice, Peters & Co, Petrie Parkman,

Robinson-Humphrey, Sanders Morris Harris,

Southcoast Capital, Southwest Securities,

Utendahl Capital Partners

		Salomon Smith Barney, Morgan Stanley Dean Witter, Simmons & Company International	Salomon Smith Barney, Credit Suisse First Boston, Dain Rauscher Wessels, Simmons & Company
Years of continuous operation, including predecessors	>3	>3	>3
Security	OIS	OSCA	HYDL
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	2/9/2001	6/14/2000	9/27/2000
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 90,000,000	$ 86,800,000	$ 127,500,000
Total	$ 90,000,000	$ 86,800,000	$ 127,500,000
Public offering price	$ 9.00	$ 15.50	$ 17.00
Sale Price / 1st Day Close	$ 9.15 (1st Day Close) +1.7%	n/a	n/a
Realized gain/loss on sale	$1212.76 12,400 shs @ $9.0474/sh on 2/16 12,500 shs @ $9.0500/sh on 2/20	n/a	n/a
Unrealized gain/loss as of 03/31	$133,425 $11.25/share (+25.0%)	n/a	n/a
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 0.63 (7%)	$ 1.085 (7%)	$ 1.19 (7%)
Shares purchased	84,200	n/a	n/a
Amount of purchase	$ 757,800.00	n/a	n/a
% of offering purchased by fund	0.842%	n/a	n/a
% of offering purchased by associated funds*	1.901%	n/a	n/a
Total (must be less than 25%)	2.743%	n/a	n/a
*Small Cap Active Equity